Exhibit 99.1

Zynex Announces Third Quarter 2012 Financial Results

LONE TREE, Colo. — November 7, 2012 — Zynex, Inc. (OTCQB: ZYXI), a provider and developer of non-invasive medical devices for electrotherapy and stroke rehabilitation, neurological diagnosis and cardiac monitoring, announces its third quarter 2012 unaudited financial results.

The Company’s total net revenue increased 7% to $10,102,000 for the three months ended September 30, 2012 compared to $9,427,000 for the three months ended September 30, 2011. Year to date net revenue of $29,072,000 increased 19% over the prior year to date net revenue of $24,455,000. The Company’s revenue increase for the third quarter and year to date 2012 was primarily driven by its Zynex Medical subsidiary, in which demand continues for its products, and a small amount of revenue was derived from its Zynex NeuroDiagnostics subsidiary.

The Company reported a gross profit of $7,886,000, or 78% of net revenue, for the third quarter of 2012, and $23,257,000, or 80% of net revenue, for the first nine months of 2012, as compared to a gross profit of $7,492,000, or 79% of net revenue, for the third quarter of 2011 and $19,349,000, or 79% of net revenue, for the first nine months of 2011.

The Company reported Selling, General and Administrative (SG&A) expenses of $7,174,000, or 71% of net revenue, for the three months ended September 30, 2012, and $21,127,000, or 73% of net revenue, for the nine months ended September 30, 2012, as compared to $6,389,000, or 68% of net revenue, for the three months ended September 30, 2011 and $17,486,000, or 72% of net revenue for the nine months ended September 30, 2011. Increases in the Company’s SG&A expenses during the first three and nine months of 2012 were primarily attributable to sales and marketing, specifically for sales commissions (based on the 7% and 19% increase in net revenue), expansion of the Company’s Zynex Medical direct field sales force and investments made in the Company’s Zynex Neurodiagnostics and Zynex Monitoring Solutions subsidiaries.

The Company generated a third quarter 2012 income from operations of $712,000, income before income taxes of $587,000 and net income of $358,000, or $0.01 per share, versus a third quarter 2011 income from operations of $1,103,000, income before income taxes of $1,016,000 and net income of $591,000, or $0.02 per share. The Company generated a 2012 year to date income from operations of $2,130,000, income before income taxes of $1,824,000 and net income of $1,151,000, or $0.04 per share, versus a 2011 year to date income from operations of $1,863,000, income before income taxes of $1,641,000 and net income of $965,000, or $0.03 per share.

Thomas Sandgaard, CEO stated: “We were pleased with our third quarter and year to date 2012 financial results. Our net revenue increased 7% and 19% during the three and nine month periods of 2012, respectively, as compared to the prior year. Our Zynex Medical subsidiary still represents the majority of our revenue; however, we are encouraged to see a growing contribution from our Zynex NeuroDiagnostics subsidiary. We continue to invest in our Zynex Medical and Zynex NeuroDiagnostics sales teams, through the addition of industry-experienced sales representatives, which allows us to serve new geographic markets and provide greater awareness of our product solutions to end users and physicians. Our Zynex Monitoring Solutions subsidiary is progressing with clinical trials for our proprietary blood volume monitoring device expected to run through the remainder of 2012.”

Outlook:

The Company has refined its prior guidance by narrowing anticipated annual net revenue guidance to between $39 million and $40 million and narrowing the range of its net income per diluted share guidance to between $0.06 and $0.07 for 2012.

Conference Call and Webcast Information:

Zynex, Inc. will host an earnings conference call and webcast at 9:00 a.m. MST (11:00 a.m. EST) today to discuss its third quarter 2012 financial results. Please note questions can only be submitted via the webcast user interface. Parties without access to the internet may join the presentation in listen only mode by dialing the toll free number provided below.

Webcast Information- http://www.visualwebcaster.com/event.asp?id=90447

Conference Call Information- 888-539-3678, pass-code 1580294

Highlights from the third quarter ended September 30, 2012 consolidated financial statements:

(unaudited, amounts in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net revenue	$10,102	$9,427	$29,072	$24,455
Gross profit	7,886	7,492	23,257	19,349
Income from operations	712	1,103	2,130	1,863
Income before income tax	587	1,016	1,824	1,641
Net income	358	591	1,151	965
Adjusted EBITDA (1)	934	1,345	2,761	2,598
Net income per share — diluted	$0.01	$0.02	$0.04	$0.03
Weighted-average number of common shares outstanding –diluted	31,316,836	31,013,012	31,202,842	30,977,933

(1)	Reconciliation of unaudited U.S. Generally Accepted Accounting Principles (GAAP) Net income to Adjusted Earnings Before Interest Taxes Depreciation, and Amortization (Adjusted-EBITDA)

	Three months ended		Nine months ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net income	$358	$591	$1,151	$965
Interest expense	119	87	293	224
Income taxes	229	425	673	676
Depreciation and amortization	242	219	716	631
Deferred rent	(74)	(55)	(222)	(166)
Stock-based expense	60	78	150	268

Adjusted EBITDA	$934	$1,345	$2,761	$2,598

About Zynex

Zynex (founded in 1996), operates under three primary business segments; Zynex Medical, Zynex NeuroDiagnostics and Zynex Monitoring Solutions. Zynex Medical engineers, manufactures, markets and sells its own design of electrotherapy medical devices for electrotherapy, used for pain management and rehabilitation. Zynex Medical’s product lines are fully developed, FDA-cleared and commercially sold world-wide. Zynex NeuroDiagnostics, sells the company’s proprietary NeuroMove device designed to help stroke and spinal cord injury patients and is currently expanding into markets for EMG, EEG, sleep pattern, auditory and nerve conductivity neurological diagnosis devices through product development and acquisitions. Zynex Monitoring Solutions, currently in the development stage, has been established to develop and market medical devices for non-invasive cardiac monitoring.

For additional information, please visit: http://www.ir-site.com/zynex/default.asp.

Safe Harbor Statement

Certain statements in this release are “forward-looking” and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital in order to grow our business, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011.

Contact: Zynex, Inc. Anthony Scalese, CFO, 303-703-4906

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	September 30,	December 31,
	2012	2011
	(UNAUDITED)
ASSETS
Current Assets:
Cash	$843	$789
Accounts receivable, net	12,252	10,984
Inventory	6,731	4,556
Prepaid expenses	210	293
Deferred tax assets	1,489	1,384
Other current assets	6	42

Total current assets	21,531	18,048
Property and equipment, net	3,914	3,422
Deposits	169	170
Deferred financing fees, net	110	145
Intangible assets, net	218	—
Goodwill	251	—

Total assets	$26,193	$21,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$6,077	$3,289
Current portion of notes payable and other obligations	143	131
Accounts payable	2,453	2,189
Income taxes payable	1,308	1,567
Accrued payroll and payroll taxes	1,301	702
Deferred rent	352	296
Current portion of contingent consideration	21	—
Other accrued liabilities	1,197	1,574

Total current liabilities	12,852	9,748
Notes payable and other obligations, less current portion	149	258
Deferred rent	877	1,156
Deferred tax liabilities	538	483
Warranty liability	20	—
Contingent consideration, less current portion	128	—

Total liabilities	$14,564	$11,645

Stockholders’ Equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 31,138,734 and 30,816,631 shares issued and outstanding at September 30, 2012, and December 31, 2011, respectively.	31	31
Paid-in capital	5,434	5,096
Retained earnings	6,164	5,013

Total stockholders’ equity	11,629	10,140

Total liabilities and stockholders’ equity	$26,193	$21,785

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net revenue:
Rental	$2,281	$2,482	$6,780	$7,377
Sales	7,821	6,945	22,292	17,078

	10,102	9,427	29,072	24,455

Cost of revenue:
Rental	279	465	810	1,191
Sales	1,937	1,470	5,005	3,915

	2,216	1,935	5,815	5,106

Gross profit	7,886	7,492	23,257	19,349
Selling, general and administrative expense	7,174	6,389	21,127	17,486

Income from operations	712	1,103	2,130	1,863

Other income (expense):
Interest income	—	—	—	1
Interest expense	(119)	(87)	(293)	(225)
Other income (expense)	(6)	—	(13)	2

	(125)	(87)	(306)	(222)

Income before income tax	587	1,016	1,824	1,641
Income tax expense	(229)	(425)	(673)	(676)

Net income	$358	$591	$1,151	$965

Net income per share:
Basic	$0.01	$0.02	$0.04	$0.03

Diluted	$0.01	$0.02	$0.04	$0.03

Weighted average number of common shares outstanding:
Basic	31,130,908	30,794,268	31,034,972	30,727,720

Diluted	31,316,836	31,013,012	31,202,842	30,977,933

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED, AMOUNTS IN THOUSANDS)

	Nine months ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$1,151	$965
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	647	594
Accretion of contingent consideration	14	—
Provision for losses on uncollectible accounts receivable	325	1,190
Amortization of intangible assets	33	—
Amortization of financing fees	37	36
Issuance of common stock for services	20	61
Provision for obsolete inventory	228	134
Deferred rent	(222)	(166)
Employee stock-based compensation expense	150	207
Deferred tax benefit	(50)	(216)
Changes in operating assets and liabilities, net of business acquisition (Note 3):
Accounts receivable	(1,593)	(4,637)
Inventory	(2,291)	(791)
Prepaid expenses	83	(1)
Deposit and other current assets	41	(47)
Accounts payable	264	848
Accrued liabilities	222	906
Income taxes payable	(259)	142

Net cash used in operating activities	(1,200)	(775)

Cash flows from investing activities:
Purchases of inventory used for rental and equipment	(1,182)	(1,123)
Cash paid for domain name	(18)	—
Cash paid for acquisition	(245)	—

Net cash used in investing activities	(1,445)	(1,123)

Cash flows from financing activities:
Net borrowings from line of credit	2,788	2,110
Issuance of common stock	10	49
Deferred financing fees	(2)	(25)
Payments on capital lease obligations	(97)	(77)

Net cash provided by financing activities	2,699	2,057

Net increase in cash	54	159
Cash at beginning of period	789	602

Cash at end of period	$843	$761

Supplemental cash flow information:
Interest paid	$259	$175
Income taxes paid	$1,016	$750
Supplemental disclosure of non-cash investing and financing activities:
Equipment acquired through capital lease	$—	$77
Common stock issuances for business acquisition	$158	$—
Increase in contingent consideration for business acquisition	$135	$—